Exhibit 99.3

On Thursday, January 22, 2009 at 3:00 p.m. Pacific Time, Google Inc. (“Google”) hosted an earnings conference call to discuss Google’s financial results for its quarter and fiscal year ended December 31, 2008. The following are excerpted portions from the transcript of the call.

A portion of Google’s January 22, 2009 earnings call relates to an option exchange that has not yet commenced. At the time the option exchange begins, if at all, Google will provide eligible employees with written materials explaining the precise terms and timing of the option exchange. Holders of options to buy Google’s Class A Common Stock that are eligible to participate in this option exchange should read these materials carefully when they become available because they will contain important information about the option exchange. Upon commencement of the program, Google will also file these written materials with the SEC as part of a tender offer statement. Google’s stockholders and optionholders will be able to obtain these written materials and other documents filed by Google with the SEC free of charge from the SEC’s website at www.sec.gov.

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Youssef Squali - Jefferies & Company - Analyst

….. Lastly, on the stock option exchange, why did you guys decide to give employees options or repriced options when you could have maybe opted for restricted stock? Wouldn’t that have been less dilutive?

Patrick Pichette - Google - Senior Vice President and Chief Financial Officer

In the case of the stock option versus the…GSU restricted stock, I think there’s a philosophy issue that Google has which is it wants to continue to make sure that people think of the company and manage the company as a growth company. Because of that, the mind-set of stock options is, in fact, the preferred way in terms of compensation versus GSUs in the balance of things. That’s why we kept on with stock options as (inaudible). We’ll go to the next question. Thank you for your question.

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